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                                                                    Exhibit 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS


               We consent to the incorporation by reference in the Registration Statement (Form S-8) and related Prospectus of Service Corporation International pertaining to the Employee Stock Purchase Plan of Service Corporation International for the registration of shares of its common stock having a $15,000,000 maximum aggregate offering price of our report dated February 8, 1993, with respect to the consolidated financial statements and schedules of Service Corporation International for the years ended December 31, 1992 and 1991 included in the Annual Report (Form 10-K) of Service Corporation International for the year ended December 31, 1993.




                                                               /s/ ERNST & YOUNG

Houston, Texas
June 30, 1994